Exhibit 4.57
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following information summarizes certain features and rights of our capital stock. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, our bylaws and applicable provisions of Georgia law.
General
    The authorized capital stock of Ameris Bancorp, a Georgia corporation (“Ameris”), consists of:
•200,000,000 shares of common stock, par value $1.00 per share, 69,676,890 of which were issued and outstanding as of February 18, 2022; and
•5,000,000 shares of preferred stock, of which 52,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and of which 175,000 shares have been designated as Series A Junior Participating Preferred Stock, no par value per share, none of which are issued and outstanding.
    Ameris’s common stock is traded on the Nasdaq Global Select Market under the trading symbol “ABCB.”
Common Stock
Voting Rights
    Each holder of Ameris common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.
Dividends
    Holders of Ameris common stock are entitled to receive dividends only if, as and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of any preferred stock then outstanding.
No Preemptive or Conversion Rights
    Holders of Ameris common stock do not have preemptive rights to purchase additional shares of any class of capital stock, nor do they have conversion or redemption rights.
Calls and Assessments
    All of the issued and outstanding shares of Ameris common stock are fully paid and non-assessable.
Liquidation Rights
    In the event of the liquidation, dissolution or winding up of Ameris, the holders of Ameris common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) will be entitled to receive, in cash or in kind, Ameris’s assets available for distribution remaining after payment or provision for payment of Ameris’s debts and liabilities and distributions or provision for distributions to holders of Ameris preferred stock having preference over Ameris common stock.
Preferred Stock
    The Ameris board of directors may, from time to time, issue shares of the authorized, undesignated preferred stock in one or more classes or series without shareholder approval. In connection with any such issuance, the Ameris board of directors may by resolution determine the designation, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, of such shares of preferred stock.
Certain Provisions of Ameris’s Charter Documents and the GBCC
    Ameris’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Ameris by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with the Ameris board of directors.
    The Georgia Business Corporations Code (the “GBCC”) also provides additional provisions which, if adopted by the Ameris board of directors, would further inhibit certain unsolicited acquisition proposals.
Shareholder Action Through Written Consent
    Ameris’s bylaws only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.
Nominations to Board of Directors
    Ameris’s bylaws provide that nominations for the election of directors may be made by the Ameris board of directors or any committee appointed by the Ameris board of directors or by any shareholder entitled to vote generally in the election of directors. Ameris’s bylaws establish an advance notice procedure for shareholder nominations to the Ameris board of directors. A shareholder may only make a nomination to the Ameris board of directors if he or she complies with the advance notice and other procedural requirements of Ameris’s bylaws and is entitled to vote on such nomination at the meeting.
Removal of Directors; Board of Directors Vacancies
Ameris’s articles of incorporation provide that members of the Ameris board of directors may only be removed for cause and then only with a vote of at least a majority of the outstanding shares entitled to vote in the election of directors. Any vacancies in the Ameris board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum. Vacancies in the Ameris board of directors resulting from the removal of a director may be filled at the same meeting at which the removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within sixty days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy. These provisions are intended to prevent a shareholder from gaining control of the Ameris board of directors by removing incumbent directors and filling the resulting vacancies with such shareholder’s own nominees.

Authorized But Unissued Stock
The authorized but unissued shares of Ameris common stock and preferred stock are available for future issuance without shareholder approval, subject to applicable Nasdaq listing rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Ameris common stock and preferred stock may enable the Ameris board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Ameris by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Ameris’s management.
Georgia “Fair Price” Statute and “Business Combination” Statute
The GBCC contains a “fair price statute,” which generally restricts a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder unless:
•the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or
•the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.
    Such statute further provides that the approval requirements described above do not apply to a business combination if the terms of the transaction meet specified fair pricing criteria and certain other tests.
The GBCC also contains a “business combination statute,” which generally restricts a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless:
•the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder;
•the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated as provided in the GBCC) in which such person became an interested shareholder; or
•subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated as provided in the GBCC) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons).
    The GBCC provides that the restrictions set forth in the fair price statute and the business combination statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the GBCC are applicable to the corporation (and in certain other situations). Ameris has not elected to be covered by such statutes, but Ameris could do so by action of the Ameris board of directors, without a vote by shareholders except as may be prohibited by law, at any time.